Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. (333-182635) on Form S-8 of our report dated December 27, 2012, with respect to the financial statements and supplemental schedule of HomeTrust Bank Employees’ 401(k) and Profit Sharing Account Plan included in this Annual Report on Form 11-K for the year ended June 30, 2012.

/s/ DIXON HUGHES GOODMAN LLP

Charlotte, North Carolina
December 27, 2012